Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE
Date: November 7, 2007

Double Eagle Petroleum Reports 3rd Quarter Results

Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported that revenues for the nine months ended September 30, 2007 were $11,812,000 compared to $12,808,000 for the nine months ended September 30, 2006. Net loss attributable to common stock for the nine month period ended September 30, 2007, was $5,941,000, or $.65 per share, compared to net income of $1,444,000, or $.17 per share, in the first nine months of 2006. Net cash flow from operating activities for the first nine months of 2007 was $544,000, as compared with $7,361,000 in 2006.

Production volumes for the nine month period ended September 30, 2007 increased 5% to 8,368 Mcfe per day from 7,962 Mcfe per day in the first nine months of 2006. Average prices received for the production were down 13% to $5.05 per Mcfe in the first nine months of 2007 compared to $5.78 per Mcfe in the first nine months of 2006. An “Mcfe” is a thousand cubic feet equivalent, with oil volumes converted to gas at one barrel of oil equal to 6,000 cubic feet of gas.

The net loss, prior to the $879,000 dividend to preferred stockholders, for the first nine months of 2007 was $5,062,000, compared to net income for the same period in 2006 of $1,444,000, and resulted from $3,721,000 of net loss (net of deferred income tax benefit of $1,871,000) attributable to write offs of dry holes and exploration expenses and $1,414,000 of net loss (net of deferred income tax benefit of $710,000) attributable to impairments of existing producing properties, offset slightly by $73,000 of net income from ongoing operations (see Reconciliation of Non-GAAP Financial Measure in table below). Net cash provided by operating activities in the nine months ended September 30, 2007 decreased to $544,000 compared to $7,361,000 in the same period in 2006. The decrease was largely due to normal changes in the components of current assets and current liabilities, specifically, a $3.9 million decrease in accounts payable and a $3 million decrease in accrued liabilities, coupled with smaller offsetting changes to the other components.

The write offs of exploratory properties consist of $752,000 ($500,000 net of deferred tax benefit) for the Straight Flush 17-1 in Nevada, $4,388,000 ($2,920,000 net of deferred tax benefit) for the Cow Creek Unit Deep #2 in Wyoming and $452,000 ($301,000 net of deferred tax benefit) for other exploration-related costs. In Nevada, V. F. Neuhaus drilled the Straight Flush #17-1 well in Huntington Valley, Elko County, Nevada to a depth of 7,496 feet. No commercial deposits of oil and gas were identified and the well was plugged. In accordance with FASB’s Interpretation No. 36, the costs incurred after the balance sheet date must be charged to expense in the period following the balance sheet date, or, in this case, the fourth quarter of 2007. Thus, there will be an additional expense for the Straight Flush 17-1 well for dry hole costs, estimated at approximately $900,000, recognized in the fourth quarter of 2007. At Cow Creek Unit Deep #2, Double Eagle still anticipates drilling this well to the deeper Tensleep and, possibly, Madison Formations in 2008. However, since the Company has no current significant activity in the well and has finished drilling to its current depth, 9,922 feet, in June 2006, it is writing off the related exploratory drilling costs, in accordance with FASB Staff Position FAS 19-1, Accounting for Suspended Well Costs.

The impairments of producing properties, all located in Wyoming, consist of $1,275,000 ($849,000 net of deferred tax benefit) for the Mad #1, $693,000 ($461,000 net of deferred tax benefit) for the State 1-36, $65,000 ($43,000 net of deferred tax benefit) for the Crooked Canyon State 11-16 and $91,000 ($61,000 net of deferred tax benefit) for leases impaired in a prior quarter. The Mad #1 produced at an initial rate of over 500 Mcfed but has declined to minimal current production. Double Eagle intends to production test the Haystack Mountain Formation above the current zone in the Mad #1, but, if it is determined that it is not capable of commercial production, the Mad #1 will be used as a water injection well. Thus, the Mad #1 has been written down to the value of a water injection well. State 1-36 and Crooked Canyon State 11-16 have both been written down to estimated salvage value.

The decrease in net income from ongoing operations to $73,000 (see Reconciliation of Non-GAAP Financial Measure in table below) in the nine months ended September 30, 2007, compared to $1,444,000 in the nine months ended September 2006, results from the lower revenues discussed above and a $1,628,000 increase in production costs, somewhat offset by normal fluctuations in other accounts. The increase in production costs comes largely from increased lease operating and workover expenses ($870,000) due to the severe winter weather and related operational issues at the Cow Creek field, from gas purchase expense($200,000) for volumes used to fulfill our fixed delivery contracts, largely in the first quarter, and from transportation costs and lease operating expense ($704,000) for the three properties that are new to our production stream since the first half of 2006 (i.e., Madden Deep, Doty Mountain and Sun Dog Units).

Revenues for the quarter ended September 30, 2007 decreased 9% to $3,779,000 compared to $4,163,000 for the quarter ended September 30, 2006. Net loss attributable to common stock was $5,671,000, or $.62 per share, compared to net income of $341,000, or $.04 per share, in the third quarter of 2006.

Production volumes for the quarter ended September 30, 2007 increased 1% to 8,329 Mcfe per day from 8,247 Mcfe per day in the same quarter of 2006. Although production volumes were relatively level overall, there are two important points to note. For the Mesa Units in the Pinedale Anticline, Questar, the operator, shut in production, which included approximately 1.1 MMcfd of Double Eagle’s production beginning August 1, 2007, due to low natural gas prices. The Company has been notified that the wells are shut in at least through November 2007. However, we were able to add enough production in other locations to offset the shut in production at Pinedale. The additional production in the third quarter of 2007, compared to third quarter of 2006, comes largely from the Sun Dog Unit in the Atlantic Rim, the Madden Deep Unit in the Wind River Basin and new production added since the end of the third quarter of 2006 in the Pinedale Anticline that is not included in the gas that has been shut in.

During the third quarter of 2007, the average CIG spot price decreased 47% when compared to the third quarter of 2006. Average prices received by Double Eagle for its production were down 11% to $4.79 per Mcfe in the third quarter of 2007 compared to $5.38 per Mcfe in the third quarter of 2006. The Company had 84% of its third quarter 2007 volumes sold forward under firm delivery contracts at an average price of $5.87 per Mcf. As of November 1, 2007, 7 MMcfd of volumes is committed to firm delivery contracts at fixed prices averaging $5.84 per Mcf, with two year terms (the first expiring in May 2009).

Revenues declined $369,000 for the third quarter of 2007 compared to the same period in 2006, with the additional impact to net income coming largely from the write offs and impairments discussed above. The increase in production costs of $160,000, or 19%, comes largely from increased transportation and lease operating expenses due to the two properties that are new to our production stream since the third quarter of 2006 (i.e., Madden Deep and Sun Dog Units). G&A increased $247,000, or 29%, due largely to higher Board compensation and higher stock option expense, somewhat offset by a reduction of external financial consulting fees and professional fees.

Double Eagle, on August 6, 2007, began construction and drilling of its planned 33 additional development wells in the Cow Creek Field which will become part of the Catalina Coal Bed Natural Gas Unit. Three drilling rigs have been working on this project. At November 1, 2007, 22 wells had been drilled and cased. To the extent they are capable of commercial production, the 33 wells scheduled for this year are expected to be selling gas around the end of the year. If the 33 new wells perform like the existing 14 Cow Creek wells, they would begin production at about 200 Mcfd per well and work up to 400-450 Mcfd after about 18 months. There is no assurance this will occur. After all of the additional 33 wells are drilled, Double Eagle will have an overall working interest of 73.84% in the entire participating area that encompasses the resulting 47 wells, including both its original 14 Cow Creek wells and the 33 newly drilled wells.

Also within the Atlantic Rim, Anadarko is in the process of drilling 69 additional CBM development wells in which Double Eagle will have approximately 8.4% working interest within the Sun Dog Unit. The 69 wells are expected to be completed by the end of February 2008. Double Eagle’s net revenue interest in Sun Dog is 7.35%. Anadarko drilled 22 additional CBM wells in the Doty Mountain Unit of the Atlantic Rim, in which Double Eagle holds a 20.55% working interest, in 2006 and finished hooking up those wells in 2007, bringing the total producing wells in Doty Mountain to 46. The Doty Mountain Unit is currently producing 2.2 MMcfd gross. Double Eagle’s net revenue interest in Doty Mountain is 17.98%.

At Pinedale, Questar has informed us that it expects to drill 34 additional wells in which Double Eagle will have approximately 7% average working interest (1 well in Mesa Unit A, 14 wells in Mesa Unit B and 19 wells in Mesa Unit C). The current plan is to drill 18 of the wells through the winter of 2007-2008, with hookups beginning about April 2008, and the other 16 wells in the summer of 2008. Double Eagle expects to spend over $14 million on these lower risk development wells. Questar is currently considering five-acre spacing. It has drilled four wells on five-acre spacing on lands in which Double Eagle has an interest and is extremely encouraged with the level of depletion. If all the Questar Pinedale acreage is developed on five-acre spacing, of which there is no assurance, Double Eagle would be involved in over 300 additional development wells.

At South Fillmore, GMT Exploration Company LLC has drilled the SJ Fee 11-9 well that is a mile to the northwest of our PH State 16-1 well. Double Eagle has 50% working interest in this new SJ Fee 11-9 well before payout and 30% after payout. The well reached a total depth of 8,646 feet, logs were evaluated and production casing was run. The Mesaverde had several sands that appear to be gas saturated, and the coals appear to be well developed. The well has been completed with perforations at a depth of 8,192 to 8,196 feet. Testing was completed with a flow rate of 1,635 Mcf per day, 107 barrels of oil per day and no water. The transportation line is currently being constructed and gas sales are expected by December 1, 2007. The Company’s PH State 16-1 well is in the same field as the SJ 11-9 well and initially tested at a flow rate of approximately 900 Mcfd and 60 barrels of oil. The Company is currently evaluating the project and has plans to continue developing the area, including potentially drilling or participating in the drilling of additional wells.

At Christmas Meadows, the Table Top Unit, as originally formed, was dissolved, and, having met the governmental permitting obligation for the Unit test, the timeframe has been extended for drilling the newly formed Main Fork Unit until at least April 2009. The Company has further evaluated the structure and is working on plans to propose to its partners either to drill or farmout drilling to the deeper Nugget Sandstone. Double Eagle anticipates re-entering this hole in mid-2008 after the winter weather has cleared from this high-elevation location.

Additionally, the Board of Directors declared a cash dividend on its 9.25% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) in the amount of $0.578125 per share, payable on December 31, 2007 to shareholders of record as of December 21, 2007. The Series A Preferred Stock was issued on July 5, 2007 and trades on the NASDAQ Global Select Market under the symbol “DBLEP.”

Stephen H. Hollis, CEO of Double Eagle Petroleum, commented: “With $11.8 million of cash on hand and unused availability on our bank credit line of $35 million, together with approximately 8.4 MMcfe of daily production, in my opinion, Double Eagle is in the best financial shape that I have seen in my tenure. The loss this quarter reflects a lack of success in exploratory projects that we drilled while we were waiting for the final Record of Decision on the Environmental Impact Statement at the Atlantic Rim. Now that we are approved for development on this project, we have five years of lower risk development drilling to get done and the Company has the financial where with all to get it done. The program is going very quickly and we expect to have thirty three new wells at Catalina Unit before the end of the year. Combined with the wells that Anadarko is drilling and the development wells at the Pinedale Anticline, our daily production should change significantly.”

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended		Nine	months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Revenues
Oil and gas sales	$3,779	$4,163	$11,812	$12,808
Transportation revenue	242	272	675	272
Other income, net	62	17	203	53

Total revenues	4,083	4,452	12,690	13,133

Expenses
Lease operating expenses	1,009	849	4,160	2,532
Production taxes	470	509	1,471	1,527
Exploration expenses including
dry holes	5,314	406	5,592	512
Impairment of equipment
and properties	2,033	—	2,124	—

Total Expenses	8,826	1,764	13,347	4,571

Gross Margin Percentage	NA	60.4%	NA	65.2%

General and administrative	1,105	848	2,880	2,806
Depreciation, depletion and
amortization and accretion of	1,349	1,304	4,094	3,468
Other expense (income), net	(180)	12	(25)	67

Pre-tax income	(7,017)	524	(7,606)	2,221

Provision for deferred taxes	2,225	(183)	2,544	(777)

NET INCOME (LOSS)	(4,792)	341	(5,062)	1,444

Preferred stock requirements	(879)	—	(879)	—

NET INCOME (LOSS) attributable
to common stock	$(5,671)	$341	$(5,941)	$1,444

Net income per common share:
Basic	$(0.62)	$0.04	$(0.65)	$0.17

Diluted	$(0.62)	$0.04	$(0.65)	$0.17

Weighted average
shares outstanding:
Basic	9,148,105	8,639,604	9,103,339	8,629,860

Diluted	9,148,105	8,666,900	9,103,339	8,660,696

SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2007	2006	% Change

Total assets	$84,535	$64,406	31.3%

Total long-term debt	—	13,221	-100.0%

Total stockholders’ equity	75,462	33,042	128.4%

SELECTED CASH FLOW DATA
(In thousands)

	September 30,	September 30,
	2007	2006	% Change

	$
Net cash provided by operting activities	544	$7,361	-92.6%

SELECTED OPERATIONAL DATA

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Total production (mcfe)	766,285	758,690	2,284,425	2,173,645

Average price per mcfe	$4.93	$5.49	$5.17	$5.89

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Nine Months Ended
September 30,
2007

Net income from ongoing operations	$73
Less: Write offs of exploration expenses including dry holes	(5,592)
Plus: Related deferred tax benefit	1,871
Less: Impairments of equipment and properties	(2,124)
Plus: Related deferred tax benefit	710
Net income (loss)	$(5,062)

The table above shows our reconciliation of Net income from ongoing operations to our Net income (loss) as reported in our Consolidated Statement of Operations for the nine months ended September 30, 2007. The Company is providing the disclosure of net income from ongoing operations for the nine months ended September 30, 2007 before impairments and exploration expense (of which there was none in the comparable 2006 period), and then explaining the changes within those captions separately, to enable the reader to better compare operations for the 2007 and 2006 nine month periods.

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell

(303) 794-8445
www.dble.us